UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

November 24, 2004  (November 19, 2004)
Date of report (Date of earliest event reported)

ALLEGHENY ENERGY, INC.
(Exact name of registrant as specified in charter)

Maryland (State or Other Jurisdiction of Incorporation)	1-267 (Commission File Number)	13-5531602 (IRS Employer Identification No.)

800 Cabin Hill Drive Greensburg, Pennsylvania (Address of principal executive of offices)	15601-1689 (Zip code)

Registrant's telephone number, including area code:  (724) 837-3000

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

        On November 19, 2004, Allegheny Energy, Inc. (the “Company”) amended its Stockholder Protection Rights Agreement, dated as of May 2, 2004 (the “Rights Agreement”), between the Company and ChaseMellon Shareholder Services L.L.C. (the “Rights Agent”).

        Pursuant to the Rights Agreement, the Company had declared a dividend of one right in respect of each share of the Company’s common stock. Each right entitled the holder to purchase one share of the Company’s common stock under the terms and conditions set forth in the Rights Agreement.

        The amendment provides that prior to a Flip-in Date (as defined in the Rights Agreement), the Company may terminate the Rights Agreement by giving written notice to the Rights Agent specifying a termination date which must be at least ten days after the date of the notice. From and after the termination date, no person will have any rights pursuant to the Agreement or any right issued thereunder and each such right will be null and void.

        Affiliates of the Rights Agent have performed banking and other services for the Company and its affiliates from time to time for which it has customary fees and expenses.

        A copy of the amendment to the Rights Agreement is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 1.02	Termination of a Material Definitive Agreement.

        On November 22, 2004, the Company notified the Rights Agent that the Company had elected to terminate the Rights Agreement, effective December 6, 2004 (the “Termination Date”). From and after the Termination Date, no person will have any rights pursuant to the Rights Agreement and each right issued thereunder will be null and void.

Item 3.03	Material Modification to Rights of Security Holders.

        As described above, on November 19, 2004, the Company amended the Rights Agreement. On November 22, 2004, the Company notified the Rights Agent that the Company had elected to terminate the Rights Agreement, effective on the Termination Date.

Item 9.01	Financial Statements and Exhibits.

(c)	Exhibits

Exhibit Number	Description
99.1	Amendment to the Rights Agreement, dated as of November 19, 2004.

SIGNATURES

                    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 24, 2004	ALLEGHENY ENERGY, INC. BY: /S/ David B. Hertzog —————————————— DAVID B. HERTZOG Vice President and General Counsel

EXHIBIT INDEX

Exhibit Number	Description
99.1	Amendment to the rights Agreement, dated as of November 19, 2004.

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